Exhibit 99.2

Altimmune Secures Up to $100 Million in Credit Facility from Hercules Capital

Term loan adds balance sheet strength and provides financial flexibility to support continued development of pemvidutide

GAITHERSBURG, MD – May 13, 2025 – Altimmune, Inc. (Nasdaq: ALT), a late clinical-stage biopharmaceutical company developing novel peptide-based therapeutics for liver and cardiometabolic diseases, today announced that it has entered into an agreement with Hercules Capital, Inc. (NYSE: HTGC), a leader in debt financing for life science companies, for up to $100 million in a credit facility, with a $15 million tranche funded at closing. Additional tranches will become available upon achievement of certain clinical and financial milestones aligned with the Company’s pemvidutide development plans and financing needs.

Access to this additional capital strengthens Altimmune’s balance sheet, which included $150 million in cash and cash equivalents as of March 31, 2025, and will support the ongoing development of pemvidutide, Altimmune’s novel GLP-1/glucagon dual receptor agonist. Pemvidutide is currently being studied in IMPACT, a Phase 2b trial in metabolic dysfunction-associated steatohepatitis (MASH), with top-line data expected in Q2 2025. In addition, Phase 2 trials evaluating pemvidutide in Alcohol Use Disorder (AUD) and Alcohol Liver Disease (ALD) are expected to be initiated in the second and third quarters of 2025, respectively.

Vipin K. Garg, Ph.D., President and Chief Executive Officer of Altimmune said, “We are excited to partner with Hercules, which has a strong history of funding innovative biopharmaceutical companies. We look forward to working with the Hercules team to maximize the potential of pemvidutide in liver and cardiometabolic indications. With our existing cash on hand, we expect this credit facility to significantly extend our cash runway at flexible, attractive terms.”

“Hercules is thrilled to support Altimmune as it develops pemvidutide as a potential therapy for the treatment of MASH, AUD and ALD,” said Adam Soller, Managing Director at Hercules Capital. “We look forward to the upcoming data release from the IMPACT trial and serving as a long-term capital partner to Altimmune through its next chapter of clinical development.”

Under the terms of the agreement, $15 million will be drawn at closing. An additional $25 million is available in 2025 at Altimmune’s option, subject to certain clinical and financial milestones. The remaining $60 million is available beginning in 2026, with $15 million subject to the achievement of certain clinical and financial milestones and up to $45 million available subject to the approval of Hercules. The facility is structured as interest only for the first 24 months, extendable up to 42 months on achievement of milestones. The loan matures 48 months from closing, and no warrants are included in the agreement.

About Altimmune

Altimmune is a late clinical-stage biopharmaceutical company focused on developing novel peptide-based therapeutics for liver and cardiometabolic diseases. The Company’s lead program is pemvidutide, a GLP-1/glucagon dual receptor agonist for the treatment of MASH, obesity, Alcohol Use Disorder (AUD) and Alcohol Liver Disease (ALD). For more information, please visit www.altimmune.com.

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Company Contact:

Gregory Weaver
Chief Financial Officer
Phone: 240-654-1450
ir@altimmune.com

Investor Contact:

Lee Roth Burns McClellan
Phone: 646-382-3403
lroth@burnsmc.com

Media Contact:

Jake Robison
Inizio Evoke Comms
Phone: 619-849-5383
jake.robison@inizioevoke.com